UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  December 21, 2016

DERMIRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36668	27-3267680
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

275 Middlefield Road, Suite 150
Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 421-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On December 21, 2016, upon the recommendation of the nominating and corporate governance committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of Dermira, Inc. (the “Company”), the Board increased the size of the Board from nine to 10 directors and elected Emmanuel Caeymaex to fill the newly created directorship, in each case, effective January 1, 2017, as a Class II director to hold office for a term expiring at the 2019 annual meeting of stockholders, which is the next stockholder meeting at which Class II directors will be elected. As of December 21, 2016, it is not expected that Mr. Caeymaex will serve on any Board committees.

Pursuant to a development and commercialization agreement (the “UCB Agreement”) between the Company and UCB Pharma S.A. (“UCB”), UCB is entitled to designate one member of the Board. Mark D. McDade, formerly an Executive Vice President and the Chief Operating Officer of UCB S.A., the parent company of UCB, was UCB’s previous designee pursuant to the UCB Agreement. UCB has designated Mr. Caeymaex, the Executive Vice President, Immunology - Patient Value Unit Head of UCB S.A., as its new designee to the Board to replace Mr. McDade. However, upon the recommendation of the Nominating Committee, the Board has determined that Mr. McDade will remain on the Board in an independent capacity. Pursuant to the UCB Agreement, the Company has agreed not to remove the UCB designee from Board and to re-nominate the UCB designee for election to Board at each annual meeting of stockholders taking place until the earliest of the date that (1) the Company has terminated the UCB Agreement for certain breaches of UCB, (2) UCB has terminated the UCB Agreement for certain breaches of the Company, (3) UCB ceases to own 50% of the shares of the Company that it has purchased directly from the Company, (4) the Company consummates a change of control, (5) specified time periods after the termination of the UCB Agreement, other than termination for a breach, have lapsed and (6) the later of the date on which (a) all valid claims under a patent relevant to the UCB Agreement have expired or the last unexpired valid claim of this patent is declared invalid and (b) the net sales of Cimzia to dermatologists in a calendar year during the term of the UCB Agreement are less than a specified percentage of the net sales of Cimzia to dermatologists in any prior calendar year during the term of the UCB Agreement.

In 2015, the Company incurred expenses related to clinical materials supplied by UCB under the UCB Agreement totaling $3.4 million. The Company recorded $0.9 million and $2.4 million in accounts payable and accrued liabilities, respectively, due to UCB as of December 31, 2015. Additionally, pursuant to the terms of the UCB Agreement, the Company earned a development milestone payment of $7.3 million from UCB in September 2015 for the completion of patient enrollment in a Phase 3 clinical trial for Cimzia. For the nine months ended September 30, 2016, the Company incurred expenses related to clinical materials supplied by UCB under the UCB Agreement totaling $5.1 million. The Company recorded $2.6 million and $0.7 million in prepaid expense and other current assets and accounts payable, respectively, related to UCB as of September 30, 2016. For the nine months ended September 30, 2016, the Company has not earned any development milestone payments from UCB.

As of November 30, 2016, entities affiliated with UCB beneficially owned 1,841,234 shares of the Company’s outstanding common stock.

In connection with his service as a director, Mr. Caeymaex will receive the Company’s standard non-employee director cash and equity compensation for 2017. Mr. Caeymaex will receive a $40,000 annual retainer for his service as a director. In connection with his election to the Board, Mr. Caeymaex will be granted a nonqualified stock option to purchase 20,000 shares of the Company’s common stock (the “Option”). The exercise price per share of the Option will be the closing price of the Company’s common stock on January 9, 2017, which will be the grant date of the Option. The Option will vest ratably over three years, with one-third of the shares vesting on each anniversary of the grant date, for so long as Mr. Caeymaex serves as a director of the Company. The Option will be subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan and the related option grant agreement. Mr. Caeymaex will be eligible for additional grants under the Company’s board compensation policy beginning in 2017.

In addition, Mr. Caeymaex will sign the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on September 19, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERMIRA, INC.

Date: December 28, 2016	By:	/s/ Thomas G. Wiggans
	Name:	Thomas G. Wiggans
	Title:	Chief Executive Officer

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